EXHIBIT 99.8

AMENDMENT TO THE

VRDP SHARES FEE AGREEMENT

AMENDMENT TO THE VRDP SHARES FEE AGREEMENT dated as of September 3, 2019 (this “Amendment”)

BETWEEN:

(1)	BLACKROCK MUNIYIELD PENNSYLVANIA QUALITY FUND, a closed-end investment company organized as a Massachusetts business trust, as issuer (the “Fund”); and

(2)	THE TORONTO-DOMINION BANK, acting through its New York branch, including its successors and assigns, as liquidity provider (the “Liquidity Provider”).

WHEREAS:

The Fund issued its Series W-7 Variable Rate Demand Preferred Shares (the “VRDP Shares”) pursuant to the Certificate of Designation Establishing and Fixing the Rights and Preferences of the VRDP Shares, dated as of May 17, 2011, as amended from time to time (the “Certificate”);

The Fund entered into the VRDP Shares Fee Agreement with the Liquidity Provider, dated as of June 19, 2019 (the “VRDP Shares Fee Agreement”), relating to the VRDP Shares;

The Fund and the Liquidity Provider wish to modify certain provisions of the VRDP Shares Fee Agreement in respect of the rights and obligations of the Fund and the Liquidity Provider under the VRDP Shares Fee Agreement as set forth herein.

NOW, THEREFORE, in consideration of the respective agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Any capitalized terms used in this Amendment but not defined herein shall have the meanings given to such capitalized terms in the VRDP Shares Fee Agreement.

ARTICLE II

MODIFICATION TO THE VRDP SHARES FEE AGREEMENT AND WAIVER OF CERTAIN PRIOR BREACHES OF THE VRDP SHARES FEE AGREEMENT

SECTION 2.01. Modification to the VRDP Shares Fee Agreement.

Exhibit A to the VRDP Shares Fee Agreement is hereby deleted and replaced in its entirety with Exhibit A attached hereto.

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SECTION 2.02. Waiver of Certain Prior Breaches to the VRDP Shares Fee Agreement.

The Liquidity Provider hereby waives any breach by the Fund of a representation, warranty or covenant contained in Section 4.11, Section 6.16 or Exhibit A of the VRDP Shares Fee Agreement resulting from the Fund’s investment in, or holding of, any below investment grade debt obligation issued by Puerto Rico, a political subdivision thereof or a public agency or authority thereof (a “PR Obligation”) during the period between the date of the VRDP Shares Fee Agreement and the date of this Amendment; provided that, at the time the Fund acquired a PR Obligation, the PR Obligation met the definition of “Eligible Assets” as amended pursuant to this Amendment.

SECTION 2.03. Waiver of Section 6.01(g) of the VRDP Shares Fee Agreement.

The Liquidity Provider hereby waives any obligations of the Fund under Section 6.01(g) of the VRDP Shares Fee Agreement as a result of this Amendment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE FUND

The representations and warranties set out in this Article III are given hereunder by the Fund to the Liquidity Provider on the date hereof.

SECTION 3.01. Existence.

The Fund is validly existing as a business trust under the laws of the Commonwealth of Massachusetts, with full right and power to execute, deliver and perform its obligations under this Amendment.

SECTION 3.02. Authorization; Contravention.

The execution, delivery and performance by the Fund of this Amendment are within the Fund’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Fund or result in the creation or imposition of any lien or encumbrance on any asset of the Fund, except for such violations or contraventions which would not have a material adverse effect on the Fund’s ability to pay when due and otherwise perform its obligations under this Amendment; provided, however, that the foregoing exception shall not apply to any violation or contravention of the Fund’s charter.

SECTION 3.03. Binding Effect.

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This Amendment constitutes a valid and binding agreement of the Fund, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 3.04. Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency or bureau required to be obtained in connection with the execution, delivery, performance, validity or enforceability against the Fund of this Amendment have been obtained and are in full force and effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE LIQUIDITY PROVIDER

The representations and warranties set out in this Article IV are given hereunder by the Liquidity Provider to the Fund on the date hereof.

SECTION 4.01. Existence.

The Liquidity Provider is a Canadian chartered bank duly established and validly existing under the Bank Act (Canada) and duly licensed to operate its New York branch at 31 West 52nd Street, New York, NY 10019 (the “New York Branch”). The Liquidity Provider has all requisite power and authority to execute and deliver, and to perform its obligations under, this Amendment, and to do so acting through its New York Branch.

SECTION 4.02. Authorization; Contravention.

The execution, delivery and performance by the Liquidity Provider of this Amendment are within the Liquidity Provider’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Liquidity Provider or result in the creation or imposition of any lien or encumbrance on any asset of the Liquidity Provider, except for such violations or contraventions which would not have a material adverse effect on the Liquidity Provider’s ability to pay when due and otherwise perform its obligations under this Amendment; provided, however, that the forgoing exception shall not apply to any violation or contravention of the Liquidity Provider’s charter.

SECTION 4.03. Binding Effect.

This Amendment constitutes a valid and binding agreement of the Liquidity Provider, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

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SECTION 4.04. Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any regulatory, supervisory or governmental agency or bureau required to be obtained in connection with the performance of the Liquidity Provider under, or the execution, delivery by, or the validity or enforceability against, the Liquidity Provider of, this Amendment have been obtained and are in full force and effect.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Successors and Assigns.

The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party hereto may assign or otherwise transfer any of its rights under this Amendment, by operation of law or otherwise, without the prior written consent of the other party. Any assignment without such prior written consent shall be void.

SECTION 5.02. Governing Law.

This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AMENDMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 5.03. Waiver of Jury Trial.

The Fund and the Liquidity Provider hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Amendment.

SECTION 5.04. Counterparts.

This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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SECTION 5.05. Beneficiaries.

This Amendment is not intended and shall not be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.

SECTION 5.06. Personal Liability.

This Amendment is executed by or on behalf of the trustees of the Fund solely in their capacity as such trustees, and shall not constitute their personal obligation either jointly or severally in their individual capacities. In accordance with the Fund’s charter, no trustee, shareholder, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise under this Amendment and the Fund shall be solely liable therefor; all parties hereto shall look solely to the Fund property for the payment of any claim, or the performance of any obligation, hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK MUNIYIELD PENNSYLVANIA QUALITY FUND, as Issuer

By:	/s/Benjamin Archibald
Name: Benjamin Archibald
Title: Assistant Secretary

THE TORONTO-DOMINION BANK, as Liquidity Provider

By:	/s/Robert C. Franciscus
Name: Robert C. Franciscus
Title: Authorized Signature

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EXHIBIT A

ELIGIBLE ASSETS

On September 3, 2019 and at all times thereafter that the VRDP Shares Purchase Agreement is outstanding:

1. All assets in the Fund consist of “Eligible Assets”, defined to consist only of the following as of the time of investment:

(a)	Debt obligations

(i) “Municipal securities,” defined as obligations of a State, the District of Columbia, a U.S. territory, or a political subdivision thereof and including general obligations, limited obligation bonds, revenue bonds, and obligations that satisfy the requirements of section 142(b)(1) of the Internal Revenue Code of 1986 issued by or on behalf of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including any municipal corporate instrumentality of 1 or more States, or any public agency or authority of any State, the District of Columbia, any U.S. territory or any political subdivision thereof, including obligations of any of the foregoing types related to financing a 501(c)(3) organization. Eligible Assets shall include any municipal securities that at the time of purchase are paying scheduled principal and interest or if at the time of purchase are in payment default, then in the sole judgment of the Investment Adviser are expected to produce payments of principal and interest whose present value exceeds the purchase price.

(ii) Debt obligations of the United States.

(iii) Debt obligations issued, insured, or guaranteed by a department or an agency of the U.S. Government, if the obligation, insurance, or guarantee commits the full faith and credit of the United States for the repayment of the obligation (including municipal bonds that have been pre-refunded or escrowed with securities previously referenced in this Section 1(a)(iii)).

(iv) Debt obligations of the Washington Metropolitan Area Transit Authority guaranteed by the Secretary of Transportation under Section 9 of the National Capital Transportation Act of 1969.

(v) Debt obligations of the Federal Home Loan Banks.

(vi) Debt obligations, participations or other instruments of or issued by the Federal National Mortgage Association or the Government National Mortgage Association.

(vii) Debt obligations which are or ever have been sold by the Federal Home Loan Mortgage Corporation pursuant to sections 305 or 306 of the Federal Home Loan Mortgage Corporation Act.

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(viii) Debt obligations of any agency named in 12 U.S.C. § 24(Seventh) as eligible to issue obligations that a national bank may underwrite, deal in, purchase and sell for the bank’s own account, including qualified Canadian government obligations.

(ix) Debt obligations of issuers other than those specified in (i) through

(viii) above that are “investment grade” and that are “marketable.” For these purposes, an obligation is:

(aa) “marketable” if:

•	it is registered under the Securities Act;

•	it is offered and sold pursuant to Securities and Exchange Commission Rule 144A; 17 CFR 230.144A; or

•	it can be sold with reasonable promptness at a price that corresponds reasonably to its fair value; and

(bb) “investment grade” if:

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the obligor had adequate capacity, as determined by the Investment Adviser in its sole discretion, to meet financial commitments under the security for the projected life of the asset or exposure, which capacity is presumed if the risk of default by the obligor is low and the full and timely repayment of principal and interest is expected.

(x) Certificates or other securities evidencing ownership interests in a municipal bond trust structure (generally referred to as a tender option bond structure) that invests in (a) debt obligations of the types described in (i) above or (b) depository receipts reflecting ownership interests in accounts holding debt obligations of the types described in (i) above.

(xi) An asset shall not lose its status as an Eligible Asset solely by virtue of the fact that:

•	it provides for repayment of principal and interest in any form including fixed and floating rate, zero interest, capital appreciation, discount, leases, and payment in kind; or

•	it is for long-term or short-term financing purposes.

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(b) Derivatives

(i) Interest rate derivatives;

(ii) Swaps, futures, forwards, structured notes, options and swaptions related to Eligible Assets or on an index related to Eligible Assets; or

(iii) Credit default swaps.

(c) Other Assets

(i) Shares of other investment companies (open- or closed-end funds and ETFs) the assets of which consist entirely of either (a) Eligible Assets, or (b) “Eligible securities” permitted for investment by a “Tax exempt fund” as defined under SEC Rule 2a-7, based on the Investment Adviser’s assessment of the assets of each such investment company taking into account the investment company’s most recent publicly available schedule of investments and publicly disclosed investment policies.

(ii) Cash.

(iii) Repurchase agreements on assets described in (a) above.

(iv) Taxable fixed-income securities, for the purpose of influencing control of an issuer whose municipal bonds (a) the Fund already owns and (b) have deteriorated or are expected shortly to deteriorate that such investment should enable the Fund to better maximize its existing investment in such issuer, provided that the Fund may invest no more than 0.5% of its total assets in such securities.

(d) Other assets, upon written agreement of the Liquidity Provider that such assets are eligible for purchase by the Fund.

2. The Fund will provide the following information at the Closing Date (for the purposes of the information to be provided at the Closing Date, such information shall be as of a date no earlier than two days prior to the Closing Date), and within 10 days after the end of every calendar quarter thereafter for every debt security in the Fund:

(a) The identity of each portfolio holding (including the name of the issuer and obligor and the security and CUSIP Number);

(b) The par value for each portfolio holding; and

(c) The identity of any portfolio holding that is in payment default.

3. For any investment company the shares of which are held by the Fund, other than shares of any money market fund, the Fund will provide the following information at the Closing Date (for the purposes of the information to be provided at the Closing Date, such information shall be as of a date no earlier than two days prior to the Closing Date) and within 10 days after the end of every calendar quarter after the Closing Date:

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(a) the identity of the investment company and the CUSIP Number, the number of shares owned, and the percentage of the investment company’s equity represented by the Fund’s investment;

(b) a representation that the portfolio of each fund investment consists solely of “Eligible Assets” based upon the affirmative representation of the target fund’s investment adviser; and

(c) the information contained in the most recently released financial statements of each such underlying investment company relating to the portfolio holdings of each such investment company.

4. The Fund will purchase Eligible Assets (primarily Municipal Obligations) for its portfolio based upon the Investment Adviser’s assessment of an asset’s relative value in terms of current yield, price, credit quality, and future prospects; and will monitor the continued creditworthiness of its portfolio investments and analyze economic, political and demographic trends affecting the markets for such assets.

5. The Fund has instituted policies and procedures that it believes are sufficient to ensure that the Fund complies with the representations, warranties and covenants contained in Section 6.16 of this Agreement.

6. The Fund will, upon request, provide the Liquidity Provider and its internal and external auditors and inspectors as the Liquidity Provider may from time to time designate, with all reasonable assistance and access to information and records of the Fund relevant to the Fund’s compliance with and performance of the representations, warranties and covenants contained in Section 6.16 of this Agreement, but only for the purposes of internal and external audit.

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